Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces Second Quarter 2025 Financial Results and a Quarterly Cash Dividend of $0.33 Per Share

Second Quarter 2025 Summary

•Net income of $32.1 million, or $0.33 per diluted share
•Return on average assets of 0.71%
•Net interest margin expanded 6 bps to 3.12%
•Average cost of deposits decreased 5 bps to 1.60%
•Non-maturity deposits(1) to total deposits of 86.5%
•Non-interest bearing deposits to total deposits of 32.3%
•Total delinquency of 0.02% of loans held for investment
•Nonperforming assets to total assets of 0.15%, net loan recoveries of $349,000
•Tangible book value per share(1) increased to $21.10
•Common equity tier 1 capital ratio of 17.00%, and total risk-based capital ratio of 18.85%
•Redemption of $150.0 million in subordinated notes due 2030

Irvine, Calif., July 24, 2025 -- Pacific Premier Bancorp, Inc. (NASDAQ: PPBI) (the “Company” or “Pacific Premier”), the holding company of Pacific Premier Bank (the “Bank”), reported net income of $32.1 million, or $0.33 per diluted share, for the second quarter of 2025, compared with net income of $36.0 million, or $0.37 per diluted share, for the first quarter of 2025, and net income of $41.9 million, or $0.43 per diluted share, for the second quarter of 2024.

For the second quarter of 2025, the Company’s return on average assets (“ROAA”) was 0.71%, return on average equity (“ROAE”) was 4.33%, and return on average tangible common equity (“ROATCE”)(1) was 6.66%, compared to 0.80%, 4.87%, and 7.48%, respectively, for the first quarter of 2025, and 0.90%, 5.76%, and 8.92%, respectively, for the second quarter of 2024. Total assets were $17.78 billion at June 30, 2025, compared to $18.09 billion at March 31, 2025, and $18.33 billion at June 30, 2024.

Steven R. Gardner, Chairman, Chief Executive Officer, and President of the Company, commented, “We delivered solid financial results for the second quarter, as we remain committed to our prudent, proactive approach to managing all aspects of our business as we work towards consummating our pending merger with Columbia Banking System, Inc. (“Columbia”).

“For the second quarter, we generated net income of $32.1 million, or $0.33 per share, which included non-recurring items that had an after-tax negative impact of $0.06 per share. Our net interest margin expanded by six basis points to 3.12%, driven by a five basis point reduction in our average deposit costs to 1.60%, which is reflective of our high-quality, low-cost deposit base and underscores the strong franchise that we will deliver to Columbia. Additionally, our quarter-end tangible common equity and Tier 1 common equity ratios increased to 12.14% and 17.00%, respectively.

“Asset quality trends for the second quarter remained strong, with nonperforming loans decreasing to $26.3 million, and we had net recoveries of $349,000. Overall, credit performance aligned with our expectations, as our borrowers are in stable positions despite broader macroeconomic uncertainties.

“Our second quarter new loan commitments increased to $578.5 million, nearly double the first quarter’s levels. We also maintained a favorable deposit mix, with brokered deposits decreasing by $99.9 million and noninterest-bearing deposits comprising 32.3% of total deposits. Consistent with our proactive and prudent approach to capital and liquidity management, we redeemed $150 million of higher-cost subordinated debt during
(1) Reconciliations of the non–U.S. generally accepted accounting principles (“GAAP”) measures are set forth at the end of this press release.

the second quarter, and with the anticipated redemption of $125 million of subordinated debt in August, we effectively will eliminate our remaining wholesale funding heading into the Columbia merger.

“We are pleased to have received overwhelming stockholder support for our pending merger with Columbia and anticipate closing the transaction as soon as September 1, 2025, pending regulatory approvals and satisfaction of remaining customary closing conditions. Our integration planning efforts have been progressing seamlessly since the announcement. We currently are tracking ahead of plan, and we have never worked with a merger partner as thoroughly prepared as the Columbia team. Our employees have been collaborating effectively, and we are excited to be part of the new organization.

“Lastly, I want to extend my heartfelt thanks to my dedicated colleagues and the board of directors at Pacific Premier for their exceptional contributions, as well as to all our stakeholders for their continued support. Reflecting on the past 25 years, I feel a deep sense of pride in what we have accomplished together, growing nearly twentyfold during that time and delivering long-term value to our stockholders. I am optimistic about the future and excited for the next chapter of our company.”

FINANCIAL HIGHLIGHTS

	Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands, except per share data)	2025	2025	2024
Financial highlights (unaudited)
Net income	$32,061	$36,021	$41,905
Net interest income	126,755	123,367	136,394
Diluted earnings per share	0.33	0.37	0.43
Common equity dividend per share paid	0.33	0.33	0.33
ROAA	0.71%	0.80%	0.90%
ROAE	4.33	4.87	5.76
ROATCE (1)	6.66	7.48	8.92
Net interest margin	3.12	3.06	3.26
Cost of deposits	1.60	1.65	1.73
Cost of non-maturity deposits (1)	1.21	1.20	1.17
Efficiency ratio (1)	65.3	67.5	61.3
Noninterest expense as a percent of average assets	2.32	2.22	2.10
Total assets	$17,783,172	$18,085,583	$18,332,325
Total deposits	14,497,373	14,666,232	14,627,654
Non-maturity deposits (1) as a percent of total deposits	86.5%	85.9%	83.7%
Noninterest-bearing deposits as a percent of total deposits	32.3	32.9	31.6
Loan-to-deposit ratio	82.1	82.0	85.4
Nonperforming assets as a percent of total assets	0.15	0.15	0.28
Delinquency as a percentage of loans held for investment	0.02	0.02	0.14
Allowance for credit losses to loans held for investment (2)	1.43	1.46	1.47
Book value per share	$30.67	$30.57	$30.32
Tangible book value per share (1)	21.10	20.98	20.58
Tangible common equity ratio (1)	12.14%	11.87%	11.41%
Common equity tier 1 capital ratio	17.00	16.99	15.89
Total capital ratio	18.85	20.23	19.01
______________________________
(1) Reconciliations of the non-GAAP measures are set forth at the end of this press release.
(2) At June 30, 2025, 20% of loans held for investment include a fair value net discount of $29.5 million, or 0.25% of loans held for investment. At March 31, 2025, 21% of loans held for investment include a fair value net discount of $31.3 million, or 0.26% of loans held for investment. At June 30, 2024, 25% of loans held for investment include a fair value net discount of $38.6 million, or 0.31% of loans held for investment.

INCOME STATEMENT HIGHLIGHTS

Net Interest Income and Net Interest Margin

Net interest income totaled $126.8 million in the second quarter of 2025, an increase of $3.4 million, or 2.7%, from the first quarter of 2025. The increase in net interest income was primarily attributable to lower cost of funds, and lower average interest-bearing liabilities, partially offset by lower average interest-earning assets.

The net interest margin for the second quarter of 2025 increased 6 basis points to 3.12%, from 3.06% in the prior quarter. The increase was primarily due to lower cost of funds as well as increased average loan yields.

Net interest income for the second quarter of 2025 decreased $9.6 million, or 7.1%, compared to the second quarter of 2024. The decrease was attributable to lower average interest-earning asset balances and yields, partially offset by lower average interest-bearing liabilities balances and lower cost of funds.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES AND YIELD DATA
(Unaudited)
	Three Months Ended
	June 30, 2025			March 31, 2025			June 30, 2024
(Dollars in thousands)	Average Balance	Interest Income/Expense	Average Yield/ Cost	Average Balance	Interest Income/Expense	Average Yield/ Cost	Average Balance	Interest Income/Expense	Average Yield/ Cost
Assets
Cash and cash equivalents	$815,636	$7,649	3.76%	$882,266	$8,279	3.81%	$1,134,736	$13,666	4.84%
Investment securities	3,552,016	31,113	3.50	3,483,680	30,526	3.51	2,964,909	26,841	3.62
Loans receivable, net (1) (2)	11,923,558	150,419	5.06	11,981,726	148,530	5.03	12,724,545	167,547	5.30
Total interest-earning assets	$16,291,210	$189,181	4.66	$16,347,672	$187,335	4.65	$16,824,190	$208,054	4.97

Liabilities
Interest-bearing deposits	$9,876,221	$58,376	2.37%	$9,924,482	$59,573	2.43%	$10,117,571	$64,229	2.55%
Borrowings	248,305	4,050	6.48	272,739	4,395	6.44	532,251	7,431	5.59
Total interest-bearing liabilities	$10,124,526	$62,426	2.47	$10,197,221	$63,968	2.54	$10,649,822	$71,660	2.71
Noninterest-bearing deposits	$4,733,981			$4,710,940			$4,824,002
Net interest income		$126,755			$123,367			$136,394
Net interest margin (3)			3.12%			3.06%			3.26%
Cost of deposits (4)			1.60			1.65			1.73
Cost of funds (5)			1.69			1.74			1.86
Cost of non-maturity deposits (6)			1.21			1.20			1.17
Ratio of interest-earning assets to interest-bearing liabilities			160.91			160.31			157.98
_______________________________________
(1) Average balance includes loans held for sale and nonperforming loans and is net of deferred loan origination fees/costs, discounts/premiums, and the basis adjustment of certain loans included in fair value hedging relationships.
(2) Interest income includes fair value net discount accretion of $1.8 million, $1.9 million, and $2.3 million for the three months ended June 30, 2025, March 31, 2025, and June 30, 2024, respectively.
(3) Represents annualized net interest income divided by average interest-earning assets.
(4) Represents annualized interest expense on deposits divided by the sum of average interest-bearing deposits and noninterest-bearing deposits.
(5) Represents annualized total interest expense divided by the sum of average total interest-bearing liabilities and noninterest-bearing deposits.
(6) Reconciliations of the non-GAAP measures are set forth at the end of this press release.

Provision for Credit Losses

For the second quarter of 2025, the Company recorded a $2.1 million provision reversal, compared to a $3.7 million provision reversal for the first quarter of 2025, and a $1.3 million provision expense for the second quarter of 2024. The reversal of provision for credit losses for the current quarter was largely attributable to the decrease in loan balances and changes in the loan composition, partially offset by increases associated with higher unfunded commitments.

	Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands)	2025	2025	2024
Provision for credit losses
Provision for loan losses	$(4,653)	$(3,562)	$1,756
Provision for unfunded commitments	2,569	(143)	(505)
Provision for held-to-maturity securities	6	(13)	14
Total provision for credit losses	$(2,078)	$(3,718)	$1,265

Noninterest Income

Noninterest income for the second quarter of 2025 was $17.6 million, a decrease of $3.9 million from the first quarter of 2025. The decrease was primarily due to a $1.5 million decrease in trust custodial account income related to annual tax fees recognized in the prior quarter, a $1.4 million decrease in earnings on bank owned life insurance, and a $1.3 million loss on debt extinguishment, resulting from the early redemption of $150.0 million in subordinated notes.

Noninterest income for the second quarter of 2025 decreased $657,000 compared to the second quarter of 2024.

	Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands)	2025	2025	2024
Noninterest income
Loan servicing income	$472	$447	$510
Service charges on deposit accounts	2,578	2,629	2,710
Other service fee income	283	289	309
Debit card interchange fee income	935	834	925
Earnings on bank owned life insurance	4,341	5,772	4,218
Net gain from sales of loans	23	90	65
Trust custodial account fees	8,815	10,307	8,950
Escrow and exchange fees	774	672	702
Other (loss) income	(656)	425	(167)
Total noninterest income	$17,565	$21,465	$18,222

Noninterest Expense

Noninterest expense totaled $104.4 million for the second quarter of 2025, an increase of $4.1 million compared to the first quarter of 2025. The increase was primarily due to merger-related expense of $6.7 million for the second quarter of 2025 relating to the pending merger with Columbia. Excluding the merger-related expense, noninterest expense totaled $97.7 million, a decrease of $2.6 million compared to the first quarter of 2025 primarily attributable to a $2.6 million decrease in legal and professional services.

Noninterest expense for the second quarter of 2025 increased by $6.8 million compared to the second quarter of 2024. The increase was primarily due to merger-related expense of $6.7 million for the second quarter of 2025.

	Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands)	2025	2025	2024
Noninterest expense
Compensation and benefits	$53,268	$52,812	$53,140
Premises and occupancy	8,471	9,716	10,480
Data processing	7,806	7,976	7,754
FDIC insurance premiums	1,947	1,996	1,873
Legal and professional services	2,223	4,861	1,078
Marketing expense	905	936	1,724
Office expense	1,006	1,099	1,077
Loan expense	829	781	840
Deposit expense	13,644	12,896	12,289
Merger-related expense	6,712	—	—
Amortization of intangible assets	2,501	2,566	2,763
Other expense	5,064	4,653	4,549
Total noninterest expense	$104,376	$100,292	$97,567

Income Tax

For the second quarter of 2025, income tax expense totaled $10.0 million, resulting in an effective tax rate of 23.7%, compared with income tax expense of $12.2 million and an effective tax rate of 25.4% for the first quarter of 2025, and income tax expense of $13.9 million and an effective tax rate of 24.9% for the second quarter of 2024.

BALANCE SHEET HIGHLIGHTS

Loans

Loans held for investment totaled $11.90 billion at June 30, 2025, a decrease of $120.9 million, or 1.0% from March 31, 2025, and a decrease of $587.9 million, or 4.7%, from June 30, 2024. The decrease from March 31, 2025 was primarily due to lower loan purchases, partially offset by lower prepayments and maturities.

New origination activity during the second quarter of 2025 increased compared to both the first quarter of 2025 and the second quarter of 2024. New loan commitments totaled $578.5 million, and new loan fundings totaled $195.8 million, compared to $319.3 million in loan commitments and $207.3 million in new loan fundings for the first quarter of 2025, and $150.7 million in loan commitments and $58.6 million in new loan fundings for the second quarter of 2024.

At June 30, 2025, the total loan-to-deposit ratio was 82.1%, compared to 82.0% and 85.4% at March 31, 2025 and June 30, 2024, respectively.

The following table presents the primary loan roll-forward activities for total gross loans, including both loans held for investment and loans held for sale, during the quarters indicated:

	Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands)	2025	2025	2024
Beginning gross loan balance before basis adjustment	$12,035,979	$12,058,498	$13,044,395
New commitments	578,491	319,308	150,666
Unfunded new commitments	(382,734)	(112,006)	(92,017)
Net new fundings	195,757	207,302	58,649
Purchased loans	48,817	238,649	—
Amortization/maturities/payoffs	(391,083)	(448,759)	(447,170)
Net draws on existing lines of credit	24,963	(16,193)	(100,302)
Loan sales	(679)	(3,050)	(23,750)
Charge-offs	(324)	(468)	(13,530)
Net decrease	(122,549)	(22,519)	(526,103)
Ending gross loan balance before basis adjustment	$11,913,430	$12,035,979	$12,518,292
Basis adjustment associated with fair value hedge (1)	(10,600)	(13,001)	(28,201)
Ending gross loan balance	$11,902,830	$12,022,978	$12,490,091
______________________________
(1) Represents the basis adjustment associated with the application of hedge accounting on certain loans.

The following table presents the composition of the loans held for investment as of the dates indicated:

	June 30,	March 31,	June 30,
(Dollars in thousands)	2025	2025	2024
Investor loans secured by real estate
Commercial real estate (“CRE”) non-owner-occupied	$2,084,781	$2,111,115	$2,245,474
Multifamily	5,255,040	5,307,484	5,473,606
Construction and land	302,781	302,730	453,799
SBA secured by real estate (1)	27,405	27,571	33,245
Total investor loans secured by real estate	7,670,007	7,748,900	8,206,124
Business loans secured by real estate (2)
CRE owner-occupied	1,918,031	1,962,531	2,096,485
Franchise real estate secured	227,080	238,870	274,645
SBA secured by real estate (3)	39,263	42,227	46,543
Total business loans secured by real estate	2,184,374	2,243,628	2,417,673
Commercial loans (4)
Commercial and industrial (“C&I”)	1,643,977	1,609,225	1,554,735
Franchise non-real estate secured	180,708	194,454	257,516
SBA non-real estate secured	7,472	7,546	10,346
Total commercial loans	1,832,157	1,811,225	1,822,597
Retail loans
Single family residential (5)	224,483	230,262	70,380
Consumer	1,658	1,964	1,378
Total retail loans	226,141	232,226	71,758
Loans held for investment before basis adjustment (6)	11,912,679	12,035,979	12,518,152
Basis adjustment associated with fair value hedge (7)	(10,600)	(13,001)	(28,201)
Loans held for investment	11,902,079	12,022,978	12,489,951
Allowance for credit losses for loans held for investment	(170,663)	(174,967)	(183,803)
Loans held for investment, net	$11,731,416	$11,848,011	$12,306,148

Total unfunded loan commitments	$1,723,901	$1,453,174	$1,601,870
Loans held for sale, at lower of cost or fair value	$751	$—	$140
______________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.
(6) Includes unamortized net purchase premiums of $11.2 million, $11.6 million, and $3.8 million, net deferred origination (fees) costs of $(103,000), $850,000, and $1.4 million, and unaccreted fair value net purchase discounts of $29.5 million, $31.3 million, and $38.6 million as of June 30, 2025, March 31, 2025, and June 30, 2024, respectively.
(7) Represents the basis adjustment associated with the application of hedge accounting on certain loans.

The total end-of-period weighted average interest rate on loans at June 30, 2025 was 4.83%, compared to 4.80% at March 31, 2025, and 4.88% at June 30, 2024. The quarter-over-quarter increase was primarily attributable to higher-yielding new loan fundings and loan purchases.

The following table presents the composition of loan commitments originated during the quarters indicated:

	Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands)	2025	2025	2024
Investor loans secured by real estate
CRE non-owner-occupied	$65,529	$45,346	$3,818
Multifamily	48,915	105,375	6,026
Construction and land	106,304	49,230	16,820
Total investor loans secured by real estate	220,748	199,951	26,664
Business loans secured by real estate (1)
CRE owner-occupied	36,708	30,235	2,623
Franchise real estate secured	958	3,185	—
SBA secured by real estate (2)	—	3,260	—
Total business loans secured by real estate	37,666	36,680	2,623
Commercial loans (3)
Commercial and industrial	300,260	72,451	109,679
Franchise non-real estate secured	1,740	1,406	—
SBA non-real estate secured	1,825	—	1,281
Total commercial loans	303,825	73,857	110,960
Retail loans
Single family residential (4)	16,013	8,113	7,698
Consumer	239	707	2,721
Total retail loans	16,252	8,820	10,419
Total loan commitments	$578,491	$319,308	$150,666
______________________________
(1) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(2) SBA loans that are collateralized by real property other than hotel/motel real property.
(3) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(4) Single family residential includes home equity lines of credit, as well as second trust deeds.

The weighted average interest rate on new loan commitments was 7.10% in the second quarter of 2025, compared to 6.95% in the first quarter of 2025, and 8.58% in the second quarter of 2024.

Allowance for Credit Losses

At June 30, 2025, our allowance for credit losses (“ACL”) on loans held for investment was $170.7 million, a decrease of $4.3 million from March 31, 2025 and a decrease of $13.1 million from June 30, 2024. The decreases in the ACL from March 31, 2025 and June 30, 2024 primarily reflects the relative changes in the size and composition of our loan portfolio, partially offset by increases associated with economic forecasts..

During the second quarter of 2025, the Company had $349,000 of net recoveries, compared to $343,000 of net recoveries during the first quarter of 2025, and $10.3 million of net charge-offs during the second quarter of 2024.

The following table provides the allocation of the ACL for loans held for investment as well as the activity in the ACL attributed to various segments in the loan portfolio as of and for the period indicated:

	Three Months Ended June 30, 2025
(Dollars in thousands)	Beginning ACL Balance	Charge-offs	Recoveries	Provision for Credit Losses	Ending ACL Balance
Investor loans secured by real estate
CRE non-owner-occupied	$26,866	$—	$—	$254	$27,120
Multifamily	51,375	—	—	2,603	53,978
Construction and land	3,777	—	—	(210)	3,567
SBA secured by real estate (1)	1,678	—	—	(551)	1,127
Business loans secured by real estate (2)
CRE owner-occupied	30,521	—	—	(2,600)	27,921
Franchise real estate secured	4,663	—	—	(651)	4,012
SBA secured by real estate (3)	3,864	—	—	(415)	3,449
Commercial loans (4)
Commercial and industrial	41,902	(280)	298	(1,821)	40,099
Franchise non-real estate secured	8,077	(22)	—	(1,451)	6,604
SBA non-real estate secured	461	—	2	(26)	437
Retail loans
Single family residential (5)	1,680	—	9	548	2,237
Consumer loans	103	(22)	364	(333)	112
Totals	$174,967	$(324)	$673	$(4,653)	$170,663
______________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.

The ratio of ACL to loans held for investment at June 30, 2025 decreased to 1.43%, compared to 1.46% at March 31, 2025 and 1.47% at June 30, 2024. The fair value net discount on loans acquired through bank acquisitions was $29.5 million, or 0.25% of total loans held for investment, as of June 30, 2025, compared to $31.3 million, or 0.26% of total loans held for investment, as of March 31, 2025, and $38.6 million, or 0.31% of total loans held for investment, as of June 30, 2024.

Asset Quality

Nonperforming assets totaled $26.3 million, or 0.15% of total assets, at June 30, 2025, compared to $27.7 million, or 0.15% of total assets, at March 31, 2025, and $52.1 million, or 0.28% of total assets, at June 30, 2024. Loan delinquencies were $2.0 million, or 0.02% of loans held for investment, at June 30, 2025, compared to $2.1 million, or 0.02% of loans held for investment, at March 31, 2025, and $17.9 million, or 0.14% of loans held for investment, at June 30, 2024.

Classified loans totaled $89.1 million, or 0.75% of loans held for investment, at June 30, 2025, compared to $89.2 million, or 0.74% of loans held for investment, at March 31, 2025, and $183.8 million, or 1.47% of loans held for investment, at June 30, 2024.

The following table presents the asset quality metrics of the loan portfolio as of the dates indicated.

	June 30,	March 31,	June 30,
(Dollars in thousands)	2025	2025	2024
Asset quality
Nonaccrual loans - held for investment	$26,301	$27,693	$52,119
Other real estate owned	—	—	—
Nonperforming assets	$26,301	$27,693	$52,119

Total classified assets (1)	$89,120	$89,185	$183,833
Allowance for credit losses	170,663	174,967	183,803
Allowance for credit losses as a percent of total nonperforming loans	649%	632%	353%
Nonperforming loans as a percent of loans held for investment	0.22	0.23	0.42
Nonperforming assets as a percent of total assets	0.15	0.15	0.28
Classified loans to total loans held for investment	0.75	0.74	1.47
Classified assets to total assets	0.50	0.49	1.00
Net loan (recoveries) charge-offs for the quarter ended	$(349)	$(343)	$10,293
Net loan (recoveries) charge-offs for the quarter to average total loans	—%	—%	0.08%
Allowance for credit losses to loans held for investment (2)	1.43	1.46	1.47
Delinquent loans (3)
30 - 59 days	$689	$300	$4,985
60 - 89 days	99	352	3,289
90+ days	1,259	1,440	9,649
Total delinquency	$2,047	$2,092	$17,923
Delinquency as a percentage of loans held for investment	0.02%	0.02%	0.14%
______________________________
(1) Includes substandard and doubtful loans, and other real estate owned.
(2) At June 30, 2025, 20% of loans held for investment include a fair value net discount of $29.5 million, or 0.25% of loans held for investment. At March 31, 2025, 21% of loans held for investment include a fair value net discount of $31.3 million, or 0.26% of loans held for investment. At June 30, 2024, 25% of loans held for investment include a fair value net discount of $38.6 million, or 0.31% of loans held for investment.
(3) Nonaccrual loans are included in this aging analysis based on the loan’s past due status.

Investment Securities

At June 30, 2025, available-for-sale (“AFS”) and held-to-maturity (“HTM”) investment securities were $1.58 billion and $1.69 billion, respectively, compared to $1.76 billion and $1.70 billion, respectively, at March 31, 2025, and $1.32 billion and $1.71 billion, respectively, at June 30, 2024.

In total, investment securities were $3.27 billion at June 30, 2025, a decrease of $188.9 million from March 31, 2025, and an increase of $239.4 million from June 30, 2024. The decrease in the second quarter of 2025 compared to the prior quarter was primarily due to principal payments, amortization and accretion, and redemptions totaling $288.4 million, partially offset by purchases of $99.4 million in shorter-term AFS U.S. Treasury securities and an improvement of $135,000 in AFS investment securities mark-to-market unrealized loss.

The increase in investment securities from June 30, 2024 was the result of $1.14 billion in purchases of primarily AFS securities and, to a lesser extent, HTM securities, and an improvement of $20.2 million in AFS securities mark-to-market unrealized loss, partially offset by principal payments, amortization and accretion, and redemptions totaling $919.1 million.

Deposits

At June 30, 2025, total deposits were $14.50 billion, a decrease of $168.9 million, or 1.2%, from March 31, 2025, and a decrease of $130.3 million, or 0.9%, from June 30, 2024. The decrease from the prior quarter was primarily driven by decreases of $139.3 million in noninterest-bearing checking, $106.2 million in maturity deposits, primarily driven by a $99.9 million reduction in brokered certificates of deposit, and $44.7 million in interest-bearing checking, partially offset by an increase of $121.4 million in money market and savings.

The decrease from June 30, 2024 was attributable to decreases of $283.8 million in brokered certificates of deposit and $147.7 million in retail certificates of deposit, partially offset by an increase of $191.1 million in money market and savings, $71.7 million in noninterest-bearing checking, and $38.5 million in interest-bearing checking.

At June 30, 2025, non-maturity deposits(1) totaled $12.54 billion, or 86.5% of total deposits, a decrease of $62.6 million, or 0.5%, from March 31, 2025, and an increase of $301.2 million, or 2.5%, from June 30, 2024.

At June 30, 2025, maturity deposits totaled $1.96 billion, a decrease of $106.2 million, or 5.1%, from March 31, 2025, and a decrease of $431.5 million, or 18.0%, from June 30, 2024.

The weighted average cost of total deposits for the second quarter of 2025 decreased to 1.60%, compared to 1.65% for the first quarter of 2025, and 1.73% for the second quarter of 2024. The weighted average cost of non-maturity deposits(1) for the second quarter of 2025 was 1.21%, compared to 1.20% for the first quarter of 2025, and 1.17% for the second quarter of 2024.

At June 30, 2025, the end-of-period weighted average rate of total deposits was 1.60%, compared to 1.61% at March 31, 2025, and 1.81% at June 30, 2024. At June 30, 2025, the end-of-period weighted average rate of non-maturity deposits was 1.24%, compared to 1.19% at March 31, 2025, and 1.25% at June 30, 2024.

______________________________
(1) Reconciliations of the non-GAAP measures are set forth at the end of this press release.

The following table presents the composition of deposits as of the dates indicated.

	June 30,	March 31,	June 30,
(Dollars in thousands)	2025	2025	2024
Deposit accounts
Noninterest-bearing checking	$4,687,795	$4,827,093	$4,616,124
Interest-bearing:
Checking	2,814,687	2,859,411	2,776,212
Money market/savings	5,035,658	4,914,248	4,844,585
Total non-maturity deposits (1)	12,538,140	12,600,752	12,236,921
Retail certificates of deposit	1,758,846	1,765,235	1,906,552
Wholesale/brokered certificates of deposit	200,387	300,245	484,181
Total maturity deposits	1,959,233	2,065,480	2,390,733
Total deposits	$14,497,373	$14,666,232	$14,627,654

Cost of deposits	1.60%	1.65%	1.73%
Cost of non-maturity deposits (1)	1.21	1.20	1.17
Noninterest-bearing deposits as a percent of total deposits	32.3	32.9	31.6
Non-maturity deposits (1) as a percent of total deposits	86.5	85.9	83.7
______________________________
(1) Reconciliations of the non-GAAP measures are set forth at the end of this press release.

Borrowings

At June 30, 2025, total borrowings amounted to $124.0 million, a decrease of $148.6 million from March 31, 2025, and a decrease of $408.1 million from June 30, 2024. Total borrowings at June 30, 2025 were comprised of $124.0 million of subordinated notes. The decrease in borrowings at June 30, 2025 as compared to March 31, 2025 was due to the early redemption of $150.0 million in subordinated notes. The decrease in borrowings at June 30, 2025 as compared to June 30, 2024 was due to a decrease of $200.0 million in FHLB term advances, the early redemption of $150.0 million in subordinated notes during this quarter, and the maturity of $60.0 million in subordinated notes in 2024.

As of June 30, 2025, our unused borrowing capacity was $9.15 billion, which consists of available lines of credit with FHLB and other correspondent banks, as well as access through the Federal Reserve Bank’s discount window, none of which were utilized during the second quarter of 2025.

Capital Ratios

At June 30, 2025, our common stockholders’ equity was $2.98 billion, or 16.73% of total assets, compared with $2.97 billion, or 16.41%, at March 31, 2025, and $2.92 billion, or 15.95%, at June 30, 2024. At June 30, 2025, the ratio of tangible common equity to tangible assets(1) increased 27 basis points and 73 basis points to 12.14%, compared with 11.87% at March 31, 2025, and 11.41% at June 30, 2024, respectively. Tangible book value per share(1) increased $0.12 and $0.52 to $21.10, compared with $20.98 at March 31, 2025, and $20.58 at June 30, 2024, respectively.

______________________________
(1) Reconciliations of the non-GAAP measures are set forth at the end of this press release.

Effective January 1, 2025, the full effect of current expected credit losses (“CECL”) on regulatory capital over the five-year transition period was phased in. At June 30, 2025, the Company and Bank were in compliance with the capital conservation buffer requirement and exceeded the minimum Common Equity Tier 1, Tier 1, and total capital ratios, inclusive of the fully phased-in capital conservation buffer of 7.0%, 8.5%, and 10.5%, respectively, and the Bank qualified as “well capitalized” for purposes of the federal bank regulatory prompt corrective action regulations.

	June 30,	March 31,	June 30,
Capital ratios	2025	2025	2024
Pacific Premier Bancorp, Inc. Consolidated
Tier 1 leverage ratio	12.40%	12.30%	11.87%
Common equity tier 1 capital ratio	17.00	16.99	15.89
Tier 1 capital ratio	17.00	16.99	15.89
Total capital ratio	18.85	20.23	19.01
Tangible common equity ratio (1)	12.14	11.87	11.41

Pacific Premier Bank
Tier 1 leverage ratio	12.84%	13.62%	13.42%
Common equity tier 1 capital ratio	17.60	18.81	17.97
Tier 1 capital ratio	17.60	18.81	17.97
Total capital ratio	18.85	20.07	19.22

Share data
Book value per share	$30.67	$30.57	$30.32
Tangible book value per share (1)	21.10	20.98	20.58
Common equity dividends declared per share	0.33	0.33	0.33
Closing stock price (2)	21.09	21.32	22.97
Shares issued and outstanding	97,019,910	97,069,001	96,434,047
Market capitalization (2)(3)	$2,046,150	$2,069,511	$2,215,090
______________________________
(1) Reconciliations of the non-GAAP measures are set forth at the end of this press release.
(2) As of the last trading day prior to period end.
(3) Dollars in thousands.

Dividend and Stock Repurchase Program

On July 23, 2025, the Company’s Board of Directors declared a $0.33 per share dividend, payable on August 15, 2025 to stockholders of record as of August 5, 2025. In January 2021, the Company’s Board of Directors approved a stock repurchase program, which authorized the repurchase of up to 4,725,000 shares of its common stock. During the second quarter of 2025, the Company did not repurchase any shares of common stock.

Subsequent events

On July 14, 2025, the Company’s Board of Directors approved the early redemption of $125.0 million in subordinated notes due 2029 on or around August 15, 2025.

About Pacific Premier Bancorp, Inc.

Pacific Premier Bancorp, Inc. (Nasdaq: PPBI) is the parent company of Pacific Premier Bank, National Association, a nationally chartered commercial bank focused on serving small, middle-market, and corporate businesses throughout the western United States in major metropolitan markets in California, Washington, Oregon, Arizona, and Nevada. Founded in 1983, Pacific Premier Bank has grown to become one of the largest banks headquartered in the western region of the United States, with approximately $18 billion in total assets. Pacific Premier Bank provides banking products and services, including deposit accounts, digital banking, and treasury management services, to businesses, professionals, entrepreneurs, real estate investors, and nonprofit organizations. Pacific Premier Bank also offers a wide array of loan products, such as commercial business loans, lines of credit, SBA loans, commercial real estate loans, agribusiness loans, franchise lending, home equity lines of credit, and construction loans. Pacific Premier Bank offers commercial escrow services and facilitates 1031 Exchange transactions through its Commerce Escrow division. Pacific Premier Bank offers clients IRA custodial services through its Pacific Premier Trust division, which has over $18 billion of assets under custody and close to 30,000 client accounts comprised of self-directed investors, financial institutions, capital syndicators, and financial advisors. Additionally, Pacific Premier Bank provides nationwide customized banking solutions to Homeowners’ Associations and Property Management companies. Pacific Premier Bank is an Equal Housing Lender and Member FDIC. For additional information about Pacific Premier Bancorp, Inc. and Pacific Premier Bank, visit our website: www.ppbi.com.

FORWARD-LOOKING STATEMENTS

The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company including, without limitation, plans, strategies and goals, and statements about the Company’s expectations regarding revenue and asset growth, financial performance and profitability, loan and deposit growth, yields and returns, loan diversification and credit management, stockholder value creation, tax rates, liquidity, and the impact of acquisitions we have made or may make.

Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. The Company cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the strength of the United States (“U.S.”) economy in general and the strength of the local economies in which we conduct operations; adverse developments in the banking industry, for example the high-profile bank failures in 2023, and the potential impact of such developments on customer confidence, liquidity, and regulatory responses to these developments; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; interest rate, liquidity, economic, market, credit, operational, and inflation risks associated with our business, including the speed and predictability of changes in these risks; our ability to attract and retain deposits and access to other sources of liquidity, particularly in a rising or high interest rate environment, and the quality and composition of our deposits; business and economic conditions generally and in the financial services industry, nationally and within our current and future geographic markets, including the labor market, ineffective management of the U.S. Federal budget or debt, fluctuations in the real estate market, or turbulence or uncertainty in domestic or foreign financial markets; the effect of acquisitions we have made or may make, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions, and/or the failure to effectively integrate an acquisition target into our operations; the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; possible impairment charges to goodwill, including any impairment that may result from increased volatility in our stock price; the impact of changes in financial services policies, laws, and regulations, including those concerning taxes, banking, securities, and insurance, and the application thereof by regulatory bodies; compliance risks, including any increased costs of monitoring, testing, and maintaining compliance with complex laws and regulations; the effectiveness of our risk management framework and quantitative models; the effect of changes in accounting policies and practices or accounting standards, as may be adopted from time-to-time by bank regulatory agencies, the U.S. Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible credit-related impairments of securities held by us; changes in the level of our nonperforming assets and charge-offs; the impact of governmental efforts to restructure or adjust the U.S. financial regulatory system; the impact of recent or future changes in the FDIC insurance assessment rate or the rules and regulations related to the calculation of the FDIC insurance assessment amount, including any special assessments; changes in consumer spending, borrowing, and savings habits; the effects of concentrations in our loan portfolio, including commercial real estate and the risks of geographic and industry concentrations; the possibility that we may reduce or discontinue the payments of dividends on our common stock; the possibility that we may discontinue, reduce or otherwise limit the level of repurchases of our common stock we may make from time to time pursuant to our stock repurchase program; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; geopolitical conditions, including acts or threats of terrorism, actions taken by the United States or other governments in response to acts or threats of terrorism, and/or military conflicts, including the war between Russia and Ukraine and conflict in the Middle East, all of which could impact business and economic conditions in the United States and abroad; tariffs, trade policies, and related tensions, which could impact our clients, specific industry sectors and/or broader economic conditions and financial market; public health crises and pandemics and their effects on the economic and business environments in which we operate, including on our credit quality and business operations, as well as the impact on general economic and financial market conditions; cybersecurity threats and the cost of defending against them; climate change, including the enhanced regulatory, compliance, credit, and reputational risks and costs; natural disasters, earthquakes, fires, and severe weather; unanticipated regulatory, legal, or judicial proceedings; the possibility that the Company’s pending merger with Columbia does not close when expected or at all because required regulatory or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all; the possibility that the anticipated benefits and cost savings from the merger with Columbia may not be fully realized or may take longer to realize than expected; disruptions to the Company’s business as a result of the announcement and pendency of the merger with Columbia; the possibility that the merger with Columbia may be more expensive to complete than anticipated, including as a result of unexpected factors or events; and our ability to manage the risks involved in the foregoing. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s 2024 Annual Report on Form 10-K and quarterly report on Form 10-Q for the quarter ended March 31, 2025 filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

The Company undertakes no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Contacts:

Pacific Premier Bancorp, Inc.

Steven R. Gardner
Chairman, Chief Executive Officer, and President
(949) 864-8000

Ronald J. Nicolas, Jr.
Senior Executive Vice President and Chief Financial Officer
(949) 864-8000

Matthew J. Lazzaro
Senior Vice President and Director of Investor Relations
(949) 243-1082

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited)
	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2025	2025	2024	2024	2024
ASSETS
Cash and cash equivalents	$791,137	$768,194	$609,330	$982,249	$899,817
Interest-bearing time deposits with financial institutions	1,253	1,253	1,246	1,246	996
Investment securities held-to-maturity, at amortized cost, net of allowance for credit losses	1,687,871	1,700,117	1,711,804	1,713,575	1,710,141
Investment securities available-for-sale, at fair value	1,581,731	1,758,340	1,683,215	1,316,546	1,320,050
FHLB, FRB, and other stock	97,717	97,729	97,539	97,336	97,037
Loans held for sale, at lower of amortized cost or fair value	751	—	2,315	—	140
Loans held for investment	11,902,079	12,022,978	12,039,741	12,035,097	12,489,951
Allowance for credit losses	(170,663)	(174,967)	(178,186)	(181,248)	(183,803)
Loans held for investment, net	11,731,416	11,848,011	11,861,555	11,853,849	12,306,148
Accrued interest receivable	69,455	69,210	67,953	64,803	69,629
Premises and equipment, net	45,666	46,765	48,580	49,807	52,137
Deferred income taxes, net	93,450	94,083	100,295	104,564	108,607
Bank owned life insurance	490,770	487,180	484,952	481,309	477,694
Intangible assets	27,127	29,628	32,194	34,924	37,686
Goodwill	901,312	901,312	901,312	901,312	901,312
Other assets	263,516	283,761	301,295	308,123	350,931
Total assets	$17,783,172	$18,085,583	$17,903,585	$17,909,643	$18,332,325
LIABILITIES
Deposit accounts:
Noninterest-bearing checking	$4,687,795	$4,827,093	$4,617,013	$4,639,077	$4,616,124
Interest-bearing:
Checking	2,814,687	2,859,411	2,898,810	2,763,353	2,776,212
Money market/savings	5,035,658	4,914,248	4,837,929	4,805,516	4,844,585
Retail certificates of deposit	1,758,846	1,765,235	1,809,818	1,972,962	1,906,552
Wholesale/brokered certificates of deposit	200,387	300,245	300,132	300,019	484,181
Total interest-bearing	9,809,578	9,839,139	9,846,689	9,841,850	10,011,530
Total deposits	14,497,373	14,666,232	14,463,702	14,480,927	14,627,654
FHLB advances and other borrowings	—	—	—	—	200,000
Subordinated debentures	124,023	272,579	272,449	272,320	332,160
Accrued expenses and other liabilities	186,358	179,683	211,691	212,459	248,747
Total liabilities	14,807,754	15,118,494	14,947,842	14,965,706	15,408,561
STOCKHOLDERS’ EQUITY
Common stock	946	946	942	942	941
Additional paid-in capital	2,400,552	2,394,834	2,395,339	2,389,767	2,383,615
Retained earnings	639,189	639,321	635,268	633,350	629,341
Accumulated other comprehensive loss	(65,269)	(68,012)	(75,806)	(80,122)	(90,133)
Total stockholders’ equity	2,975,418	2,967,089	2,955,743	2,943,937	2,923,764
Total liabilities and stockholders’ equity	$17,783,172	$18,085,583	$17,903,585	$17,909,643	$18,332,325

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(Dollars in thousands, except per share data)	2025	2025	2024	2025	2024
INTEREST INCOME
Loans	$150,419	$148,530	$167,547	$298,949	$340,522
Investment securities and other interest-earning assets	38,762	38,805	40,507	77,567	80,963
Total interest income	189,181	187,335	208,054	376,516	421,485
INTEREST EXPENSE
Deposits	58,376	59,573	64,229	117,949	123,735
FHLB advances and other borrowings	2	2	2,330	4	6,567
Subordinated debentures	4,048	4,393	5,101	8,441	9,662
Total interest expense	62,426	63,968	71,660	126,394	139,964
Net interest income before provision for credit losses	126,755	123,367	136,394	250,122	281,521
Provision for credit losses	(2,078)	(3,718)	1,265	(5,796)	5,117
Net interest income after provision for credit losses	128,833	127,085	135,129	255,918	276,404
NONINTEREST INCOME
Loan servicing income	472	447	510	919	1,039
Service charges on deposit accounts	2,578	2,629	2,710	5,207	5,398
Other service fee income	283	289	309	572	645
Debit card interchange fee income	935	834	925	1,769	1,690
Earnings on bank owned life insurance	4,341	5,772	4,218	10,113	8,377
Net gain from sales of loans	23	90	65	113	65
Trust custodial account fees	8,815	10,307	8,950	19,122	19,592
Escrow and exchange fees	774	672	702	1,446	1,398
Other (loss) income	(656)	425	(167)	(231)	5,792
Total noninterest income	17,565	21,465	18,222	39,030	43,996
NONINTEREST EXPENSE
Compensation and benefits	53,268	52,812	53,140	106,080	107,270
Premises and occupancy	8,471	9,716	10,480	18,187	21,287
Data processing	7,806	7,976	7,754	15,782	15,265
Other real estate owned operations, net	—	—	—	—	46
FDIC insurance premiums	1,947	1,996	1,873	3,943	4,502
Legal and professional services	2,223	4,861	1,078	7,084	5,221
Marketing expense	905	936	1,724	1,841	3,282
Office expense	1,006	1,099	1,077	2,105	2,170
Loan expense	829	781	840	1,610	1,610
Deposit expense	13,644	12,896	12,289	26,540	24,954
Merger-related expense	6,712	—	—	6,712	—
Amortization of intangible assets	2,501	2,566	2,763	5,067	5,599
Other expense	5,064	4,653	4,549	9,717	8,994
Total noninterest expense	104,376	100,292	97,567	204,668	200,200
Net income before income taxes	42,022	48,258	55,784	90,280	120,200
Income tax expense	9,961	12,237	13,879	22,198	31,270
Net income	$32,061	$36,021	$41,905	$68,082	$88,930
EARNINGS PER SHARE
Basic	$0.33	$0.37	$0.43	$0.70	$0.92
Diluted	$0.33	$0.37	$0.43	$0.70	$0.92
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	95,096,632	94,764,879	94,628,201	94,931,672	94,489,230
Diluted	95,132,789	94,820,132	94,716,205	94,968,160	94,597,559

SELECTED FINANCIAL DATA

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES AND YIELD DATA
(Unaudited)

	Three Months Ended
	June 30, 2025			March 31, 2025			June 30, 2024
(Dollars in thousands)	Average Balance	Interest Income/Expense	Average Yield/Cost	Average Balance	Interest Income/Expense	Average Yield/Cost	Average Balance	Interest Income/Expense	Average Yield/Cost
Assets
Interest-earning assets:
Cash and cash equivalents	$815,636	$7,649	3.76%	$882,266	$8,279	3.81%	$1,134,736	$13,666	4.84%
Investment securities	3,552,016	31,113	3.50	3,483,680	30,526	3.51	2,964,909	26,841	3.62
Loans receivable, net (1)(2)	11,923,558	150,419	5.06	11,981,726	148,530	5.03	12,724,545	167,547	5.30
Total interest-earning assets	16,291,210	189,181	4.66	16,347,672	187,335	4.65	16,824,190	208,054	4.97
Noninterest-earning assets	1,727,247			1,739,316			1,771,493
Total assets	$18,018,457			$18,086,988			$18,595,683
Liabilities and equity
Interest-bearing deposits:
Interest checking	$2,864,330	$10,611	1.49%	$2,880,017	$10,669	1.50%	$2,747,972	$10,177	1.49%
Money market	4,728,738	26,983	2.29	4,705,209	26,358	2.27	4,724,572	26,207	2.23
Savings	251,700	212	0.34	258,789	245	0.38	271,812	224	0.33
Retail certificates of deposit	1,747,641	16,950	3.89	1,780,043	18,512	4.22	1,830,516	21,115	4.64
Wholesale/brokered certificates of deposit	283,812	3,620	5.12	300,424	3,789	5.11	542,699	6,506	4.82
Total interest-bearing deposits	9,876,221	58,376	2.37	9,924,482	59,573	2.43	10,117,571	64,229	2.55
FHLB advances and other borrowings	154	2	5.21	211	2	3.84	200,154	2,330	4.68
Subordinated debentures	248,151	4,048	6.48	272,528	4,393	6.45	332,097	5,101	6.14
Total borrowings	248,305	4,050	6.48	272,739	4,395	6.44	532,251	7,431	5.59
Total interest-bearing liabilities	10,124,526	62,426	2.47	10,197,221	63,968	2.54	10,649,822	71,660	2.71
Noninterest-bearing deposits	4,733,981			4,710,940			4,824,002
Other liabilities	195,901			221,981			213,844
Total liabilities	15,054,408			15,130,142			15,687,668
Stockholders’ equity	2,964,049			2,956,846			2,908,015
Total liabilities and equity	$18,018,457			$18,086,988			$18,595,683
Net interest income		$126,755			$123,367			$136,394
Net interest margin (3)			3.12%			3.06%			3.26%
Cost of deposits (4)			1.60			1.65			1.73
Cost of funds (5)			1.69			1.74			1.86
Cost of non-maturity deposits (6)			1.21			1.20			1.17
Ratio of interest-earning assets to interest-bearing liabilities			160.91			160.31			157.98
______________________________
(1) Average balance includes loans held for sale and nonperforming loans and is net of deferred loan origination fees/costs, discounts/premiums, and the basis adjustment of certain loans included in fair value hedging relationships.
(2) Interest income includes fair value net discount accretion of $1.8 million, $1.9 million, and $2.3 million for the three months ended June 30, 2025, March 31, 2025, and June 30, 2024, respectively.
(3) Represents annualized net interest income divided by average interest-earning assets.
(4) Represents annualized interest expense on deposits divided by the sum of average interest-bearing deposits and noninterest-bearing deposits.
(5) Represents annualized total interest expense divided by the sum of average total interest-bearing liabilities and noninterest-bearing deposits.
(6) Reconciliations of the non-GAAP measures are set forth at the end of this press release.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
LOAN PORTFOLIO COMPOSITION
(Unaudited)

	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2025	2025	2024	2024	2024
Investor loans secured by real estate
CRE non-owner-occupied	$2,084,781	$2,111,115	$2,131,112	$2,202,268	$2,245,474
Multifamily	5,255,040	5,307,484	5,326,009	5,388,847	5,473,606
Construction and land	302,781	302,730	379,143	445,146	453,799
SBA secured by real estate (1)	27,405	27,571	28,777	32,228	33,245
Total investor loans secured by real estate	7,670,007	7,748,900	7,865,041	8,068,489	8,206,124
Business loans secured by real estate (2)
CRE owner-occupied	1,918,031	1,962,531	1,995,144	2,038,583	2,096,485
Franchise real estate secured	227,080	238,870	255,694	264,696	274,645
SBA secured by real estate (3)	39,263	42,227	43,978	43,943	46,543
Total business loans secured by real estate	2,184,374	2,243,628	2,294,816	2,347,222	2,417,673
Commercial loans (4)
Commercial and industrial	1,643,977	1,609,225	1,486,340	1,316,517	1,554,735
Franchise non-real estate secured	180,708	194,454	213,357	237,702	257,516
SBA non-real estate secured	7,472	7,546	8,086	8,407	10,346
Total commercial loans	1,832,157	1,811,225	1,707,783	1,562,626	1,822,597
Retail loans
Single family residential (5)	224,483	230,262	186,739	71,552	70,380
Consumer	1,658	1,964	1,804	1,361	1,378
Total retail loans	226,141	232,226	188,543	72,913	71,758
Loans held for investment before basis adjustment (6)	11,912,679	12,035,979	12,056,183	12,051,250	12,518,152
Basis adjustment associated with fair value hedge (7)	(10,600)	(13,001)	(16,442)	(16,153)	(28,201)
Loans held for investment	11,902,079	12,022,978	12,039,741	12,035,097	12,489,951
Allowance for credit losses for loans held for investment	(170,663)	(174,967)	(178,186)	(181,248)	(183,803)
Loans held for investment, net	$11,731,416	$11,848,011	$11,861,555	$11,853,849	$12,306,148

Loans held for sale, at lower of cost or fair value	$751	$—	$2,315	$—	$140
______________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.
(6) Includes unamortized net purchase premiums of $11.2 million, $11.6 million, $9.1 million, $3.7 million, and $3.8 million, net deferred origination (fees) costs of $(103,000), $850,000, $1.1 million, $1.5 million, and $1.4 million, and unaccreted fair value net purchase discounts of $29.5 million, $31.3 million, $33.2 million, $35.9 million, and $38.6 million as of June 30, 2025, March 31, 2025, December 31, 2024, September 30, 2024, and June 30, 2024, respectively.
(7) Represents the basis adjustment associated with the application of hedge accounting on certain loans.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
ASSET QUALITY INFORMATION
(Unaudited)

	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2025	2025	2024	2024	2024
Asset quality
Nonaccrual loans - held for investment	$26,301	$27,693	$28,031	$39,084	$52,119
Nonaccrual loans - held for sale	—	—	825	—	—
Other real estate owned	—	—	—	—	—
Nonperforming assets	$26,301	$27,693	$28,856	$39,084	$52,119

Total classified assets (1)	$89,120	$89,185	$107,074	$120,484	$183,833
Allowance for credit losses	170,663	174,967	178,186	181,248	183,803
Allowance for credit losses as a percent of total nonperforming loans	649%	632%	636%	464%	353%
Nonperforming loans as a percent of loans held for investment	0.22	0.23	0.23	0.32	0.42
Nonperforming assets as a percent of total assets	0.15	0.15	0.16	0.22	0.28
Classified loans to total loans held for investment	0.75	0.74	0.88	1.00	1.47
Classified assets to total assets	0.50	0.49	0.60	0.67	1.00
Net loan (recoveries) charge-offs for the quarter ended	$(349)	$(343)	$1,430	$2,306	$10,293
Net loan (recoveries) charge-offs for the quarter to average total loans	—%	—%	0.01%	0.02%	0.08%
Allowance for credit losses to loans held for investment (2)	1.43	1.46	1.48	1.51	1.47
Delinquent loans (3)
30 - 59 days	$689	$300	$1,009	$2,008	$4,985
60 - 89 days	99	352	349	715	3,289
90+ days	1,259	1,440	1,261	7,143	9,649
Total delinquency	$2,047	$2,092	$2,619	$9,866	$17,923
Delinquency as a percent of loans held for investment	0.02%	0.02%	0.02%	0.08%	0.14%
______________________________
(1) Includes substandard and doubtful loans, and other real estate owned.
(2) At June 30, 2025, 20% of loans held for investment include a fair value net discount of $29.5 million, or 0.25% of loans held for investment. At March 31, 2025, 21% of loans held for investment include a fair value net discount of $31.3 million, or 0.26% of loans held for investment. At December 31, 2024, 22% of loans held for investment include a fair value net discount of $33.2 million, or 0.28% of loans held for investment. At September 30, 2024, 24% of loans held for investment include a fair value net discount of $35.9 million, or 0.30% of loans held for investment. At June 30, 2024, 25% of loans held for investment include a fair value net discount of $38.6 million, or 0.31% of loans held for investment.
(3) Nonaccrual loans are included in this aging analysis based on the loan’s past due status.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
NONACCRUAL LOANS (1)
(Unaudited)

(Dollars in thousands)	Collateral Dependent Loans	ACL	Non-Collateral Dependent Loans	ACL	Total Nonaccrual Loans	Nonaccrual Loans With No ACL
June 30, 2025
Investor loans secured by real estate
CRE non-owner-occupied	$14,805	$—	$—	$—	$14,805	$14,805
SBA secured by real estate (2)	380	—	—	—	380	380
Total investor loans secured by real estate	15,185	—	—	—	15,185	15,185
Commercial loans (3)
Commercial and industrial	1,241	484	9,730	—	10,971	10,071
SBA not secured by real estate	18	—	—	—	18	18
Total commercial loans	1,259	484	9,730	—	10,989	10,089
Retail loans
Single family residential (4)	127	—	—	—	127	127
Total retail loans	127	—	—	—	127	127
Totals nonaccrual loans	$16,571	$484	$9,730	$—	$26,301	$25,401
______________________________
(1) The ACL for nonaccrual loans is determined based on a discounted cash flow methodology unless the loan is considered collateral dependent. The ACL for collateral dependent loans is determined based on the estimated fair value of the underlying collateral.
(2) SBA loans that are collateralized by hotel/motel real property.
(3) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(4) Single family residential includes home equity lines of credit, as well as second trust deeds.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
PAST DUE STATUS
(Unaudited)

		Days Past Due (7)
(Dollars in thousands)	Current	30-59	60-89	90+	Total
June 30, 2025
Investor loans secured by real estate
CRE non-owner-occupied	$2,084,781	$—	$—	$—	$2,084,781
Multifamily	5,255,040	—	—	—	5,255,040
Construction and land	302,781	—	—	—	302,781
SBA secured by real estate (1)	27,405	—	—	—	27,405
Total investor loans secured by real estate	7,670,007	—	—	—	7,670,007
Business loans secured by real estate (2)
CRE owner-occupied	1,918,031	—	—	—	1,918,031
Franchise real estate secured	227,080	—	—	—	227,080
SBA secured by real estate (3)	39,263	—	—	—	39,263
Total business loans secured by real estate	2,184,374	—	—	—	2,184,374
Commercial loans (4)
Commercial and industrial	1,642,337	300	99	1,241	1,643,977
Franchise non-real estate secured	180,708	—	—	—	180,708
SBA not secured by real estate	7,454	—	—	18	7,472
Total commercial loans	1,830,499	300	99	1,259	1,832,157
Retail loans
Single family residential (5)	224,094	389	—	—	224,483
Consumer loans	1,658	—	—	—	1,658
Total retail loans	225,752	389	—	—	226,141
Loans held for investment before basis adjustment (6)	$11,910,632	$689	$99	$1,259	$11,912,679
______________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.
(6) Excludes the basis adjustment of $10.6 million to the carrying amount of certain loans included in fair value hedging relationships.
(7) Nonaccrual loans are included in this aging analysis based on the loan’s past due status.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CREDIT RISK GRADES
(Unaudited)

(Dollars in thousands)	Pass	Special Mention	Substandard	Doubtful	Total Gross Loans
June 30, 2025
Investor loans secured by real estate
CRE non-owner-occupied	$2,051,123	$6,835	$26,823	$—	$2,084,781
Multifamily	5,242,497	12,543	—	—	5,255,040
Construction and land	267,096	35,685	—	—	302,781
SBA secured by real estate (1)	18,580	2,379	6,446	—	27,405
Total investor loans secured by real estate	7,579,296	57,442	33,269	—	7,670,007
Business loans secured by real estate (2)
CRE owner-occupied	1,817,856	67,553	32,622	—	1,918,031
Franchise real estate secured	212,707	12,849	1,524	—	227,080
SBA secured by real estate (3)	35,998	—	3,265	—	39,263
Total business loans secured by real estate	2,066,561	80,402	37,411	—	2,184,374
Commercial loans (4)
Commercial and industrial	1,614,604	13,699	12,789	2,885	1,643,977
Franchise non-real estate secured	178,970	178	1,560	—	180,708
SBA not secured by real estate	6,393	—	1,079	—	7,472
Total commercial loans	1,799,967	13,877	15,428	2,885	1,832,157
Retail loans
Single family residential (5)	224,356	—	127	—	224,483
Consumer loans	1,658	—	—	—	1,658
Total retail loans	226,014	—	127	—	226,141
Loans held for investment before basis adjustment (6)	$11,671,838	$151,721	$86,235	$2,885	$11,912,679
______________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.
(6) Excludes the basis adjustment of $10.6 million to the carrying amount of certain loans included in fair value hedging relationships.

GAAP TO NON-GAAP RECONCILIATIONS

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
(Unaudited)

The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies.

For periods presented below, return on average assets excluding the FDIC special assessment is a non-GAAP financial measure derived from GAAP based amounts. We calculate this figure by excluding merger-related expense, the FDIC special assessment, and the related tax impact from net income. Management believes that the exclusion of such nonrecurring items from this financial measure provides useful information to gain an understanding of the operating results of our core business and a better comparison of financial performance.

	Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands)	2025	2025	2024
Net income	$32,061	$36,021	$41,905
Add: FDIC special assessment	(25)	25	(161)
Add: merger-related expense	6,712	—	—
Less: tax adjustment (1)	1,884	7	(45)
Adjusted net income for average assets	$36,864	$36,039	$41,789

Average assets	$18,018,457	$18,086,988	$18,595,683

ROAA (annualized)	0.71%	0.80%	0.90%
Adjusted ROAA (annualized)	0.82%	0.80%	0.90%
______________________________
(1) Adjusted by statutory tax rate

For periods presented below, return on average tangible common equity is a non-GAAP financial measure derived from GAAP-based amounts. We calculate this figure by excluding amortization of intangible assets expense from net income and excluding the average intangible assets and average goodwill from the average stockholders’ equity during the periods indicated. Management believes that the exclusion of such items from this financial measure provides useful information to gain an understanding of the operating results of our core business. The adjusted net income, adjusted return on average equity, and adjusted return on average tangible common equity further exclude the nonrecurring items to provide a better comparison to the financial results of prior periods.

	Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands)	2025	2025	2024
Net income	$32,061	$36,021	$41,905
Add: amortization of intangible assets expense	2,501	2,566	2,763
Less: tax adjustment (1)	705	723	781
Net income for average tangible common equity	33,857	37,864	43,887
Add: FDIC special assessment	(25)	25	(161)
Add: merger-related expense	6,712	—	—
Less: tax adjustment (1)	1,884	7	(45)
Adjusted net income for average tangible common equity	$38,660	$37,882	$43,771

Average stockholders’ equity	$2,964,049	$2,956,846	$2,908,015
Less: average intangible assets	28,613	31,168	39,338
Less: average goodwill	901,312	901,312	901,312
Adjusted average tangible common equity	$2,034,124	$2,024,366	$1,967,365

ROAE (annualized)	4.33%	4.87%	5.76%
Adjusted ROAE (annualized)	4.97%	4.88%	5.75%
ROATCE (annualized)	6.66%	7.48%	8.92%
Adjusted ROATCE (annualized)	7.60%	7.49%	8.90%
_____________________________________
(1) Adjusted by statutory tax rate.

Efficiency ratio is a non-GAAP financial measure derived from GAAP-based amounts. This figure represents the ratio of noninterest expense, less amortization of intangible assets, merger-related expense, and other real estate owned operations, where applicable, to the sum of net interest income before provision for credit losses and total noninterest income less net gain from debt extinguishment. The adjusted efficiency ratio further excludes the FDIC special assessment to provide a better comparison to the financial results of prior periods. Management believes that the exclusion of such items from this financial measure provides useful information to gain an understanding of the operating results of our core business.

	Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands)	2025	2025	2024
Total noninterest expense	$104,376	$100,292	$97,567
Less: amortization of intangible assets	2,501	2,566	2,763
Less: merger-related expense	6,712	—	—
Adjusted noninterest expense	95,163	97,726	94,804
Less: FDIC special assessment	(25)	25	(161)
Adjusted noninterest expense excluding FDIC special assessment	$95,188	$97,701	$94,965

Net interest income before provision for credit losses	$126,755	$123,367	$136,394
Add: total noninterest income	17,565	21,465	18,222
Less: net loss from other real estate owned	—	—	(28)
Less: net loss from debt extinguishment	(1,315)	—	—
Adjusted revenue	$145,635	$144,832	$154,644

Efficiency ratio	65.3%	67.5%	61.3%
Adjusted efficiency ratio excluding FDIC special assessment	65.4%	67.5%	61.4%

Tangible book value per share and tangible common equity to tangible assets (the “tangible common equity ratio”) are non-GAAP financial measures derived from GAAP-based amounts. We calculate tangible book value per share by dividing tangible common equity by common shares outstanding, as compared to book value per share, which we calculate by dividing common stockholders’ equity by shares outstanding. We calculate the tangible common equity ratio by excluding the balance of intangible assets from common stockholders’ equity and dividing by tangible assets. We believe that this information is consistent with the treatment by bank regulatory agencies, which excludes intangible assets from the calculation of risk-based capital ratios. Accordingly, we believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our capital position and ratios.

	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands, except per share data)	2025	2025	2024	2024	2024
Total stockholders’ equity	$2,975,418	$2,967,089	$2,955,743	$2,943,937	$2,923,764
Less: intangible assets	928,439	930,940	933,506	936,236	938,998
Tangible common equity	$2,046,979	$2,036,149	$2,022,237	$2,007,701	$1,984,766

Total assets	$17,783,172	$18,085,583	$17,903,585	$17,909,643	$18,332,325
Less: intangible assets	928,439	930,940	933,506	936,236	938,998
Tangible assets	$16,854,733	$17,154,643	$16,970,079	$16,973,407	$17,393,327

Tangible common equity ratio	12.14%	11.87%	11.92%	11.83%	11.41%

Common shares issued and outstanding	97,019,910	97,069,001	96,441,667	96,462,767	96,434,047

Book value per share	$30.67	$30.57	$30.65	$30.52	$30.32
Less: intangible book value per share	9.57	9.59	9.68	9.71	9.74
Tangible book value per share	$21.10	$20.98	$20.97	$20.81	$20.58

Cost of non-maturity deposits is a non-GAAP financial measure derived from GAAP-based amounts. Cost of non-maturity deposits is calculated as the ratio of non-maturity deposit interest expense to average non-maturity deposits. We calculate non-maturity deposit interest expense by excluding interest expense for all certificates of deposit from total deposit expense, and we calculate average non-maturity deposits by excluding all certificates of deposit from total deposits. Management believes cost of non-maturity deposits is a useful measure to assess the Company’s deposit base, including its potential volatility.

	Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands)	2025	2025	2024
Total deposits interest expense	$58,376	$59,573	$64,229
Less: certificates of deposit interest expense	16,950	18,512	21,115
Less: brokered certificates of deposit interest expense	3,620	3,789	6,506
Non-maturity deposit expense	$37,806	$37,272	$36,608

Total average deposits	$14,610,202	$14,635,422	$14,941,573
Less: average certificates of deposit	1,747,641	1,780,043	1,830,516
Less: average brokered certificates of deposit	283,812	300,424	542,699
Average non-maturity deposits	$12,578,749	$12,554,955	$12,568,358

Cost of non-maturity deposits	1.21%	1.20%	1.17%